POMEROY IT SOLUTIONS, INC. ANNOUNCES NEW DIRECTOR AND NASDAQ PANEL HEARING DATE

Hebron, KY; December 12, 2005; Pomeroy IT Solutions, Inc. (NASDAQ: PMRYE), today announced the appointment on December 9, 2005, of Ronald E. Krieg as a member of the Board of Directors of Pomeroy IT Solutions, Inc. (the "Company"). It is expected that Mr. Krieg will be appointed to the Company's Audit Committee.

"We are pleased to announce that Ron Krieg has joined the Board of Directors of Pomeroy. The Board evaluated a number of candidates over the past several months and we are delighted with the addition of Ron who brings to the Board 40 years of public accounting experience" said Stephen E. Pomeroy, CEO of the Company.

Mr. Krieg is a CPA and currently is an audit partner of Jackson, Rolfes, Spurgeon & Co. From 1965 through July 31, 2004, Mr. Krieg was with Grant
Thornton LLP, other than for two years when he served in the United States Marine Corps. He became a partner in Grant Thornton LLP in 1978. In addition to his public accounting experience with a national firm, Mr. Krieg has considerable experience in the areas of Sarbanes-Oxley and internal auditing. He is a past president of the Cincinnati Chapter of the Institute of Internal Auditors and has served on its Board of Governors for over 30 years. Mr. Krieg also serves as a member of the Board of Directors of CECO Environmental Corp., a publicly traded company, and serves on the Audit Committee of CECO Environmental Corp.

Pomeroy also announced that it has requested a hearing before a Nasdaq Listing Qualifications Panel, which has been scheduled for December 22, 2005, to request continued listing. The Company had previously announced that it had been notified by Nasdaq that its securities were subject to delisting from The Nasdaq National Market because the Company did not file its Form 10-Q for the quarter ended October 5, 2005.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, whether the Nasdaq Panel will grant the Company's request for continued listing, the mix of the products and services businesses, the type of services delivered, total actual revenue received, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel.